Exhibit 5.1

1717 Main Street, Suite 3700
Dallas, Texas 75201
214.659.4400 Phone
214.659.4401 Fax
andrewskurth.com

June 16, 2010

Board of Directors

Intrusion Inc.

1101 Arapaho Road

Richardson, Texas 75081

Re:       Exhibit 5.1 Legal Opinion; Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Intrusion Inc., a Delaware corporation (the “Company”), we have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 2,250,000 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), reserved for issuance under the 2005 Stock Incentive Plan, as amended (the “Plan”).  This opinion letter is being rendered in connection with the filing of the Registration Statement.

We have examined copies of (i) the Certificate of Incorporation, as restated; (ii) the Bylaws of the Company, as amended; (iii) resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein; (iv) the Plan; (v) the Registration Statement; and (vi) such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion (collectively referred to as the “Documents”).

We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.  We have relied, without independent investigation, upon the representations and warranties of the various parties as to matters of fact contained in the Documents.  We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company in the manner contemplated by the Plan, including the receipt of payment for such Shares in an

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amount in cash or other legal consideration of not less than the aggregate par value for such Shares, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware General Corporation Law, including reported judicial decisions related thereto and the Delaware Constitution, and the laws of the United States of America, and we do not express any opinion herein concerning any other law.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.  The opinion may be relied upon exclusively by you and not by any other person without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our Firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,

/s/ ANDREWS KURTH LLP